EXHIBIT 99.1
For Immediate Release
September 5, 2006
For more information:
Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. TO
ACQUIRE SOUTHERN BANCORP, INC.
—Strengthens Presence in Strategically Important Atlanta Markets—
BLAIRSVILLE, GA, September 5, 2006 — United Community Banks, Inc. (Nasdaq: UCBI) today announced a definitive agreement to acquire Southern Bancorp, Inc., and its wholly owned subsidiary Southern National Bank (“Southern National”), with $329 million in assets. Southern National has banking offices in Canton and Marietta, located in Cherokee County and Cobb County, Georgia and had deposits of approximately $94 million and $199 million, respectively, as of June 30, 2006.
Under terms of the agreement, Southern Bancorp’s shareholders will receive 100 percent United Community Banks common stock with a total value of approximately $66.5 million. The transaction has been approved by the boards of directors of both companies and is subject to the approval of Southern Bancorp’s shareholders, regulatory agencies, and other customary conditions of closing. The transaction is expected to close by the end of 2006 and will be slightly accretive to earnings in 2007.
“Southern National will significantly strengthen our existing north metro Atlanta franchise by adding experienced bankers and two key locations,” said Jimmy Tallent, president and chief executive officer of United Community Banks. “Southern National’s Canton banking office will provide us with a second location and a significant opportunity to expand in Cherokee County as well as improve our deposit market share ranking from 15th to 9th. We will also add our first location in historic downtown Marietta, complementing four other United locations in Cobb County and improving our deposit market share ranking from 13th to 7th.”
Located along the Interstate-575 corridor in northern metro Atlanta, Cherokee County has a population of approximately 200,000. From 2000 to 2006, Cherokee County’s 44 percent growth made it the seventh fastest-growing large county in the United States among those with populations of greater than 100,000. Growth in Cherokee County is projected to grow by 34 percent over the next five years, approximately five times the projected national average.
With a population of approximately 690,000, Cobb County is the fourth largest of 28 counties in the Atlanta Metropolitan Statistical Area (MSA). From 2000 to 2006, Cobb County’s population growth of approximately 85,000 placed it among the top 50 fastest growing counties in the United States. Over 100 Fortune 500 companies have a presence in Cobb County and three are headquartered in the county. Marietta, the county seat, is near Interstate-75 and about 10 miles northwest of Interstate-285, Atlanta’s perimeter highway.
When the transaction is completed Steve Holcomb, president and chief executive officer of Southern National, will become chairman of United’s local bank in Cobb and Cherokee counties. Bob Walsh, president of this bank, will retain his current position with an expanded focus and responsibilities of a larger bank.
“We could not be more excited about welcoming Southern National into our United family,” stated Tallent. “Expanding in metro Atlanta is an important part of our balanced growth strategy. But the real key, always, is finding the right bankers. Southern National is a textbook example of this strategy at work. Steve Holcomb and his team know and care about their communities and they share our passion for community banking. A Cherokee native, Steve Holcomb has spent his 32-year community banking career primarily in the county. Members of his Southern National team have worked together for many years and have grown deposits in Cherokee County to over $90 million in three years.”
“A community bank with larger resources can be the market leader in Cherokee County, and that is our intention,” Holcomb said. “Our customers appreciate genuine caring service, including the little things like being remembered by their names and thanked for their business. This kind of service is common to Southern National and United Community Banks. Together, backed by United’s resources, we have a very exciting opportunity and future.”
Added Jimmy Tallent, “Steve Holcomb and his bankers will be great additions to our team. He and Bob Walsh are highly capable of leading our bank’s growth in Cherokee and Cobb counties, two strategically important markets. Expanding in Cobb and Cherokee counties has been a strategic priority for United. We will now be in the vibrant and fast-growing commercial area of downtown Marietta, as well as have a significantly enhanced presence and opportunity to expand in Cherokee County.”
Tallent continued, “We expect to realize some operating efficiencies in this merger; however, the real value of this opportunity comes from combining our banking teams. Together, they can expand and deepen customer relationships and increase deposit market share. Interestingly, there is almost no overlap of existing customers or calling efforts between our banks. Southern National is a great fit and their team of bankers bring over 600 years of service in Cobb County and over 300 years of service in Cherokee County markets. We should have strong momentum from the start.”
“When the transaction is completed, United Community Banks will have eight banks and 34 banking offices in metro Atlanta with assets of approximately $2.1 billion, including two in Cherokee County and five in Cobb County, which will improve our position as the largest community bank in the Atlanta MSA” Tallent concluded.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $6.3 billion and operates 25 community banks with 95 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements as defined by Federal Securities Laws including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
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